NEWS RELEASE

FOR IMMEDIATE RELEASE

News Media Contact:        Travis Whittington
                           Hanser & Associates (for Hydrogen Engine Center)
                           (800) 340-6434
                           travis@hanser.com

Algona, Iowa -- June 8, 2006 -- Hydrogen Engine Center, Inc. (OTCBB: HYEG.OB) announced today further information regarding the private offering of its common stock.

As stated in the company press release of May 22, 2006, HYEG has undertaken a private offering of its common stock to accredited investors only. By action of the board of directors on June 6, 2005, the number of shares to be included in the private offering has been increased to 3 million shares. The offering price for the stock for subscriptions received through May 31, 2006 has been determined as the average bid price for the stock at the close of business for the twenty days prior to the date of the close of each subscription. The maximum offering price for subscriptions received after May 31, 2006 has been set as $10.65 per share, which is the average bid price for the stock at the close of business for the twenty days prior to June 1, 2006.

The securities being offered will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the shares will be made only by means of a private offering memorandum. The shares will be offered in the United States only to accredited investors.

Hydrogen Engine Center, Inc. designs, manufactures and distributes flex-fuel internal combustion engines for the industrial and power generation markets. The engines are capable of running on a multitude of fuels, including hydrogen, gasoline, propane, natural gas or ethanol. HEC produces engines that can fill the demand for cleaner burning power sources required by today's industrial marketplace. The company believes that many of its engines will serve as flex fuel replacements for retired or outdated gas engines because HEC engines are designed to match, in general, the form, fit and functionality of existing platforms. Additional engines may be sold to OEM's for use in new equipment as well as into other markets. HEC trades on the Bulletin Board under the symbol "HYEG.OB. " Its principal offices are located at 602 East Fair Street, Algona, IA 50511 Visit or call 515-295-3178 for more information.


This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.